BRINKER INTERNATIONAL REPORTS FOURTH QUARTER AND FISCAL YEAR 2018 RESULTS
DALLAS (August 14, 2018) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal fourth quarter and year ended June 27, 2018.
Highlights include the following:

•
On a GAAP basis, earnings per diluted share in the fourth quarter of fiscal 2018 decreased 1.0% to $1.01 compared to $1.02 for the fourth quarter of fiscal 2017. On a GAAP basis, earnings per diluted share in fiscal 2018 decreased 7.5% to $2.72 compared to $2.94 for fiscal 2017

•
Earnings per diluted share, excluding special items, in the fourth quarter of fiscal 2018 increased 9.2% to $1.19 compared to $1.09 for the fourth quarter of fiscal 2017. Earnings per diluted share, excluding special items, in fiscal 2018 increased 9.4% to $3.50 compared to $3.20 for fiscal 2017 (see non-GAAP reconciliation below)

•
Brinker International’s total revenues in the fourth quarter of fiscal 2018 increased 0.8% to $817.1 million compared to the fourth quarter of fiscal 2017, and Company sales in the fourth quarter of fiscal 2018 increased 0.7% to $791.4 million compared to the fourth quarter of fiscal 2017

•
Chili’s company-owned comparable restaurant sales increased 0.6% in the fourth quarter of fiscal 2018 compared to the fourth quarter of fiscal 2017. Chili’s U.S. franchise comparable restaurant sales decreased 0.5% in the fourth quarter of fiscal 2018 compared to the fourth quarter of fiscal 2017

•	Maggiano’s comparable restaurant sales increased 0.3% in the fourth quarter of fiscal 2018 compared to the fourth quarter of fiscal 2017

•	Chili’s international franchise comparable restaurant sales decreased 2.9% in the fourth quarter of fiscal 2018 compared to the fourth quarter of fiscal 2017

•
Operating income, as a percent of total revenues, was 8.6% for the fourth quarter of fiscal 2018 compared to 9.9% for the fourth quarter of fiscal 2017 representing a decrease of approximately 130 basis points

•	Restaurant operating margin, as a percent of company sales, was 15.9% for the fourth quarter of fiscal 2018 compared to 17.0% for the fourth quarter of fiscal 2017 (see non-GAAP reconciliation below)

•	For fiscal 2018, cash flows provided by operating activities were $284.5 million and capital expenditures totaled $101.3 million. Free cash flow was $183.2 million (see non-GAAP reconciliation below)

•
The Company’s Board of Directors approved a quarterly dividend of $0.38 per share on the common stock of the Company. The dividend will be payable September 27, 2018 to shareholders of record as of September 7, 2018

“Brinker delivered positive sales and traffic for the fourth quarter,” said Wyman Roberts, Chief Executive Officer and President. “We continue to gain momentum and improve overall business performance through effective execution of our traffic driving strategies to elevate food and service, increase convenience, and strengthen our value proposition.”

SALE LEASEBACK TRANSACTIONS
In the first quarter of fiscal 2019, we entered into three purchase agreements to sell and leaseback 143 restaurant properties located throughout the United States. Subsequently under these purchase agreements, we have completed sale leaseback transactions of 137 of these restaurants for aggregate consideration of $443.1 million. The net proceeds from these sale leaseback transactions were used to repay borrowings on our revolving credit facility. The initial term of the leases are for 15 years. At June 27, 2018 the approximate net book value of the 137 restaurant properties included in the August 2018 completed sale leaseback transactions were land of $100.9 million and building and leasehold improvements and fixtures of $61.3 million.
QUARTERLY OPERATING PERFORMANCE
CHILI’S company sales in the fourth quarter of fiscal 2018 increased 0.8% to $688.2 million from $682.9 million in the fourth quarter of fiscal 2017 primarily due to an increase in comparable restaurant sales and an increase in capacity in the United States. As compared to the fourth quarter of fiscal 2017, Chili’s restaurant operating margin1 declined. Restaurant labor, as a percent of company sales, increased compared to the fourth quarter of fiscal 2017 due to higher wage rates, incentive bonus and employee health insurance expenses, partially offset by sales leverage. Cost of sales, as a percent of company sales, increased compared to the fourth quarter of fiscal 2017 due to unfavorable menu item mix and promotional activities, partially offset by favorable commodity pricing. Restaurant expenses, as a percent of company sales, decreased compared to the fourth quarter of fiscal 2017 primarily due to lower loyalty program related expenses and lower technology-related operating lease expenses and sales leverage, partially offset by increased repairs and maintenance expenses and To Go supplies expense.
MAGGIANO’S company sales in the fourth quarter of fiscal 2018 increased 0.3% to $103.2 million from $102.9 million in the fourth quarter of fiscal 2017 primarily due to an increase in comparable restaurant sales. As compared to the fourth quarter of fiscal 2017, Maggiano’s restaurant operating margin1 improved. Cost of sales, as a percent of company sales, decreased compared to the fourth quarter of fiscal 2017 due to favorable menu item mix and increased menu pricing, partially offset by unfavorable commodity pricing. Restaurant labor, as a percent of company sales, increased compared to the fourth quarter of fiscal 2017 due to higher wage rates and incentive bonus. Restaurant expenses, as a percent of company sales, increased compared to the fourth quarter of fiscal 2017 primarily due to increased rent expense and repairs and maintenance expenses, partially offset by lower workers’ compensation insurance expenses.

[1]
Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant labor and Restaurant expenses and excludes Depreciation and amortization expenses (see non-GAAP reconciliation below).

FRANCHISE AND OTHER revenues in the fourth quarter of fiscal 2018 increased 3.6% to $25.7 million from $24.8 million in the fourth quarter of fiscal 2017 primarily due to higher gift card-related revenues, partially offset by a change in the timing of retail food royalties and a decrease in franchise fees and development fees. Brinker franchisees generated approximately $336.4 million in sales2 for the fourth quarter of fiscal 2018.

[2]	Royalty revenues are recognized based on the sales generated and reported to the Company by franchisees.
OTHER
Depreciation and amortization expense for the fourth quarter of fiscal 2018 decreased $1.2 million compared to the fourth quarter of fiscal 2017 primarily due to an increase in fully-depreciated assets and retirements from restaurant closures and restaurant remodels, partially offset by depreciation on asset replacements, new restaurant openings and an increase in technology-related capital lease depreciation.
General and administrative expense for the fourth quarter of fiscal 2018 increased $3.1 million compared to the fourth quarter of fiscal 2017 primarily due to higher performance-based compensation expenses, payroll expenses, and professional service fees.

INCOME TAXES
The Tax Cuts and Jobs Act of 2017 (the “Tax Act”) enacted during the second quarter of fiscal 2018 lowered the federal statutory tax rate. Brinker’s federal statutory tax rate for fiscal 2018 decreased to 28.1%, representing a blended tax rate for the current fiscal year based on the number of days in the fiscal year before and after the effective date of the Tax Act. For subsequent years, our federal statutory tax rate will be 21.0% under the Tax Act.
On a GAAP basis, the effective income tax rate decreased to 20.5% in the fourth quarter of fiscal 2018 from 25.2% in the fourth quarter of fiscal 2017. This decrease was driven primarily by the positive impact of the lower federal statutory tax rate. Excluding the impact of special items (see non-GAAP reconciliation below for details), the effective income tax rate decreased to 19.9% in the fourth quarter of fiscal 2018 compared to 27.8% in the fourth quarter of fiscal 2017 primarily due to the lower federal statutory tax rate.
FISCAL 2019 OUTLOOK
The Company estimates earnings per diluted share, excluding special items, in the range of $3.70 to $3.90. Estimated earnings per diluted share are based on the following expectations:

•
Effective fiscal 2019, we have adopted the new US GAAP revenue standard (Topic 606) using the cumulative effect transition method and therefore no prior periods will be restated. We expect the new revenue standard to primarily result in an increase to Franchise and other revenues and a corresponding increase to Restaurant expenses related to the reclassification of marketing fees received from franchisees. The impact of the new revenue standard has been included within the fiscal 2019 guidance provided

•	Revenues are expected to be up approximately 1.00% to 2.25%. This estimate includes the impact of adopting the new US GAAP revenue standard in fiscal 2019 (as mentioned above)

•	Comparable restaurant sales are expected to be up 0.75% to 1.75%

•
Restaurant operating margin is expected to be down approximately 160 to 180 basis points primarily due to the impact of adopting the new US GAAP revenue standard (as mentioned above) and rent expense associated with the sale leaseback transactions executed in August 2018

•
Depreciation expense is expected to be $5 million to $6 million lower reflecting the impact of the sale leaseback transactions, offset by capital expenditures. Capital expenditures are expected to be $140 million to $150 million

•	General and administrative expense is expected to be $8 million to $10 million higher primarily due to resetting incentive compensation to target

•	Excluding the impact of special items, the effective income tax rate is expected to be approximately 14% to 15%

•	Free cash flow is expected to be $165 million to $175 million

•	Diluted weighted average shares outstanding is expected to be 38 million to 40 million
The Company believes providing estimated fiscal 2019 earnings per diluted share, excluding special items, guidance provides investors the appropriate insight into the Company’s ongoing operating performance.
GUIDANCE POLICY
Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, excluding special items, certain non-GAAP measures and other key line items in the consolidated statements of comprehensive income and will only provide updates if there is a material change versus the original guidance. We are unable to reliably forecast special items such as restaurant impairments, restaurant closures, reorganization charges and legal settlements without unreasonable effort. As such, we do not present a reconciliation of forecasted non-GAAP measures to the corresponding GAAP measures. If special items are reported in the remainder of fiscal 2019, reconciliations to the appropriate GAAP measures will be provided.

Q4 and Fiscal Year (FY) Comparable Restaurant Sales1
Company-owned, reported brands and franchise; percentage

	Q4 18	Q4 17	FY 18	FY 17
Brinker International	0.6	(1.8)	(1.0)	(2.1)
Chili’s Company-Owned
Comparable Restaurant Sales	0.6	(2.2)	(1.1)	(2.3)
Pricing Impact	(1.0)	2.9	1.3	1.8
Mix-Shift[2]	0.8	1.4	1.2	1.7
Traffic	0.8	(6.5)	(3.6)	(5.8)
Maggiano’s
Comparable Restaurant Sales	0.3	0.5	0.1	(0.6)
Pricing Impact	1.7	1.0	1.1	2.1
Mix-Shift[2]	0.2	1.6	0.6	0.3
Traffic	(1.6)	(2.1)	(1.6)	(3.0)

Chili’s Franchise[3]	(1.4)	(1.7)	(2.1)	(2.1)
U.S. Comparable Restaurant Sales	(0.5)	(0.2)	(1.8)	(1.1)
International Comparable Restaurant Sales	(2.9)	(4.2)	(2.7)	(3.7)

Chili’s Domestic[4]	0.4	(1.7)	(1.3)	(2.0)
System-wide[5]	0.0	(1.8)	(1.3)	(2.1)

[1]	Comparable restaurant sales includes all restaurants that have been in operation for more than 18 months

[2]	Mix-shift is calculated as the year-over-year percentage change in company sales resulting from the change in menu items ordered by guests

[3]
Revenues generated by franchisees are not included in revenues on the Consolidated Statements of Comprehensive Income; however, we generate royalty revenue and advertising fees based on franchisee revenues, where applicable. We believe including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development

[4]	Chili’s Domestic comparable restaurant sales percentages are derived from sales generated by company-owned and franchise-operated Chili’s restaurants in the United States

[5]
System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchise-operated Chili’s restaurants

NON-GAAP MEASURES
Brinker management uses certain non-GAAP measures in analyzing operating performance and believes that the presentation of these measures in this release provides investors with information that is beneficial to gaining an understanding of the Company’s financial results. Non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP measures are included in the tables below.

Reconciliation of Net Income Excluding Special Items
Q4 18 and Q4 17; $ millions and $ per diluted share
Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the Company’s ongoing operating performance and a more relevant comparison to prior period results.

	Q4 18	EPS Q4 18	Q4 17	EPS Q4 17
Net income	$43.7	$1.01	$50.6	$1.02
Special items[1]	9.3	0.21	7.2	0.14
Income tax effect related to special items[2]	(2.9)	(0.06)	(2.6)	(0.05)
Special items, net of taxes	6.4	0.15	4.6	0.09
Adjustment for special tax items[3]	1.5	0.03	(1.1)	(0.02)
Net income excluding special items	$51.6	$1.19	$54.1	$1.09
Reconciliation of Net Income Excluding Special Items
FY 18 and FY 17; $ millions and $ per diluted share

	FY 18	EPS FY 18	FY 17	EPS FY 17
Net income	$125.9	$2.72	$150.8	$2.94
Special items[1]	34.5	0.74	22.7	0.44
Income tax effect related to special items[2]	(10.4)	(0.22)	(8.4)	(0.16)
Special items, net of taxes	24.1	0.52	14.3	0.28
Adjustment for special tax items[3]	12.1	0.26	(1.1)	(0.02)
Net income excluding special items	$162.1	$3.50	$164.0	$3.20

[1]	See footnote “2” to the Consolidated Statements of Comprehensive Income presented below for additional details on the composition of these other gains and charges.

[2]	The income tax effect related to special items is based on the statutory tax rate in effect at the end of each period presented.

[3]
Fiscal 2018 amounts primarily relate to the tax impact from the Tax Reform re-measurement of deferred taxes resulting from the tax rate decrease from 35.0% to 21.0% and the tax impact from IRS settlements and excess tax shortfalls associated with stock-based compensation. Fiscal 2017 amounts primarily relate to favorable resolution of liabilities established for uncertain tax positions.

Reconciliation of Restaurant Operating Margin
Q4 18 and Q4 17; $ millions
Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative to operating income as an indicator of financial performance. Restaurant operating margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance of ongoing restaurant-level operations. This non-GAAP measure is not indicative of overall company performance and profitability in that this measure does not directly accrue benefit to the shareholders due to the nature of costs excluded. We define restaurant operating margin as Company sales less Company restaurant expenses, including Cost of sales, Restaurant labor and Restaurant expenses. Restaurant expenses include advertising expense. We believe this metric provides a more useful comparison between periods and enables investors to focus on the performance of restaurant-level operations by excluding revenues not related to food and beverage sales at company-owned restaurants, corporate General and administrative expense, Depreciation and amortization, and Other gains and charges.

Restaurant operating margin excludes Franchise and other revenues which are earned primarily from franchise royalties and other non-food and beverage revenue streams such as banquet service charges, digital entertainment revenues and gift card breakage. Depreciation and amortization expense, substantially all of which is related to restaurant-level assets, is excluded because such expense represents historical costs which do not reflect current cash outlays for the restaurants. General and administrative expense includes primarily non-restaurant-level costs associated with support of the restaurants and other activities at our corporate offices and is therefore excluded. We believe that excluding special items, included within Other gains and charges, from restaurant operating margin provides investors with a clearer perspective of the Company’s ongoing operating performance and a more useful comparison to prior period results. Restaurant operating margin as presented may not be comparable to other similarly titled measures of other companies in our industry.

	Q4 18	Q4 17
Operating income - GAAP	$70.4	$80.3
Operating income as a percent of total revenue	8.6%	9.9%

Operating income	70.4	80.3
Less: Franchise and other revenue	(25.7)	(24.8)
Plus: Depreciation and amortization	37.7	38.9
General and administrative	33.9	30.8
Other gains and charges	9.3	8.7
Restaurant operating margin - non-GAAP	$125.6	$133.9
Restaurant operating margin as a percent of company sales	15.9%	17.0%
Reconciliation of Free Cash Flow
FY 18; $ millions
Brinker believes presenting free cash flow provides a useful measure to evaluate the cash flow available for reinvestment after considering the capital requirements of our business operations.

Fifty-Two Week Period Ended June 27, 2018
Cash flows provided by operating activities - GAAP	$284.5
Capital expenditures	(101.3)
Free cash flow - non-GAAP	$183.2
WEBCAST INFORMATION
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on Brinker’s website today, Aug. 14, 2018 at 9 a.m. CDT:
http://investors.brinker.com/phoenix.zhtml?c=119205&p=irol-eventDetails&EventId=5271637
For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on Brinker’s website until the end of the day Sept. 11, 2018.
Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on Brinker’s website under the Financial Information section of the Investor tab.

FORWARD CALENDAR

•	SEC Form 10-K for fiscal 2018 filing on or before Aug. 27, 2018; and

•	First quarter earnings release, before market opens, Oct. 30, 2018.
ABOUT BRINKER
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of June 27, 2018, Brinker owned, operated, or franchised 1,686 restaurants under the names Chili’s® Grill & Bar (1,634 restaurants) and Maggiano’s Little Italy® (52 restaurants).
FORWARD LOOKING STATEMENTS
The statements and tables contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which could cause actual results to differ materially from our historical results or from those projected in forward-looking statements. These risks and uncertainties are, in many instances, beyond our control. Such risks and uncertainties include, among other things, general business and economic conditions, financial and credit market conditions, litigation, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the Company’s business, increased minimum wages, increased health care costs, adverse weather conditions, loss of key management personnel, product availability, actions of activist shareholders, terrorist acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the Company’s ability to meet its business strategy plan, material weaknesses in internal control over financial reporting, governmental regulations, tax reform, inflation, technology failures, and failure to protect the security of data of our guests and teammates, as well as the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K and future filings with the Securities and Exchange Commission.

BRINKER INTERNATIONAL, INC.
Consolidated Statements of Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Week Period Ended		Fifty-Two Week Period Ended
	June 27, 2018	June 28, 2017	June 27, 2018	June 28, 2017
Revenues:
Company sales	$791,391	$785,836	$3,041,516	$3,062,579
Franchise and other revenues[1]	25,702	24,825	93,901	88,258
Total revenues	817,093	810,661	3,135,417	3,150,837
Operating costs and expenses:
Company restaurants (excluding depreciation and amortization)
Cost of sales	208,199	203,579	796,007	791,321
Restaurant labor	266,995	257,051	1,033,853	1,017,945
Restaurant expenses	190,564	191,364	757,547	773,510
Company restaurant expenses	665,758	651,994	2,587,407	2,582,776
Depreciation and amortization	37,664	38,883	151,392	156,409
General and administrative	33,947	30,805	136,012	132,819
Other gains and charges[2]	9,333	8,671	34,500	22,655
Total operating costs and expenses	746,702	730,353	2,909,311	2,894,659
Operating income	70,391	80,308	226,106	256,178
Interest expense	16,232	13,439	58,986	49,547
Other, net	(856)	(793)	(3,102)	(1,877)
Income before provision for income taxes	55,015	67,662	170,222	208,508
Provision for income taxes	11,292	17,078	44,340	57,685
Net income	$43,723	$50,584	$125,882	$150,823

Basic net income per share	$1.03	$1.03	$2.75	$2.98

Diluted net income per share	$1.01	$1.02	$2.72	$2.94

Basic weighted average shares outstanding	42,649	48,917	45,702	50,638

Diluted weighted average shares outstanding	43,469	49,435	46,264	51,250

Other comprehensive income (loss):
Foreign currency translation adjustments[3]	$(391)	$1,084	$186	$(327)
Other comprehensive income (loss)	(391)	1,084	186	(327)
Comprehensive income	$43,332	$51,668	$126,068	$150,496

[1]
Franchise and other revenues includes royalties, development fees, franchise fees, Maggiano’s banquet service charge income, gift card breakage and discounts, digital entertainment revenue, Chili’s retail food product royalties, merchandise and delivery fee income.

2    Other gains and charges included in the Consolidated Statements of Comprehensive Income include:

	Thirteen Week Period Ended		Fifty-Two Week Period Ended
	June 27, 2018	June 28, 2017	June 27, 2018	June 28, 2017
Cyber security incident charges	$2,000	$—	$2,000	$—
Sale-leaseback transaction charges	1,976	—	1,976	—
Restaurant impairment charges	1,797	3,338	10,930	5,190
Remodel-related costs	1,406	—	1,486	—
Foreign currency transaction loss	1,237	—	1,171	—
Accelerated depreciation	483	644	1,932	1,988
Severance and other benefits	306	369	306	6,591
Restaurant closure charges	201	463	7,522	4,084
Loss (gain) on the sale of assets, net	10	(35)	(293)	(2,659)
Hurricane-related costs (recoveries), net	(363)	—	5,097	—
Lease guarantee charges	—	1,089	1,943	1,089
Information technology restructuring	—	39	—	2,739
Other	280	2,764	430	3,633
	$9,333	$8,671	$34,500	$22,655

[3]
Foreign currency translation adjustment included within Comprehensive income in the Consolidated Statements of Comprehensive Income represents the unrealized impact of translating the financial statements of the Canadian restaurants and the Mexican joint venture (prior to divestiture) from their respective functional currencies to U.S. dollars. This amount is not included in Net income and would only be realized upon disposition of the businesses.

BRINKER INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 27, 2018	June 28, 2017
ASSETS
Current assets	$156,284	$144,325
Net property and equipment[1]	938,929	1,000,614
Total other assets	252,127	258,694
Total assets	$1,347,340	$1,403,633
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current installments of long-term debt	$7,088	$9,649
Other current liabilities	427,252	426,712
Long-term debt, less current installments	1,499,624	1,319,829
Other liabilities	131,685	141,124
Total shareholders’ deficit	(718,309)	(493,681)
Total liabilities and shareholders’ deficit	$1,347,340	$1,403,633

[1]
Net property and equipment at June 27, 2018 includes land and buildings for 194 of the 997 company-owned restaurants. The net book values of the land totaled $147.1 million and the buildings totaled $88.2 million associated with these restaurants. At June 27, 2018 the approximate net book value of the 137 restaurant properties included in the August 2018 completed sale leaseback transactions were land of $100.9 million and building and leasehold improvements and fixtures of $61.3 million.

BRINKER INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Fifty-Two Week Period Ended
	June 27, 2018	June 28, 2017
Cash flows from operating activities
Net income	$125,882	$150,823
Adjustments to reconcile Net income to net cash from operating activities:
Depreciation and amortization	151,392	156,409
Stock-based compensation	14,245	14,568
Restructure charges and other impairments	21,704	14,412
Net loss (gain) on disposal of assets	1,602	(377)
Changes in assets and liabilities	(30,374)	(20,726)
Net cash provided by operating activities	284,451	315,109
Cash flows from investing activities
Payments for property and equipment	(101,281)	(102,573)
Proceeds from sale of assets	19,873	3,157
Insurance recoveries	1,747	—
Proceeds from note receivable	1,867	—
Net cash used in investing activities	(77,794)	(99,416)
Cash flows from financing activities
Borrowings on revolving credit facility	1,016,000	250,000
Payments on revolving credit facility	(588,000)	(388,000)
Purchases of treasury stock	(303,239)	(370,877)
Payments of dividends	(70,009)	(70,771)
Payments on long-term debt	(260,311)	(3,832)
Proceeds from issuances of treasury stock	2,321	5,621
Payments for debt issuance costs	(1,611)	(10,216)
Proceeds from issuance of long-term debt	—	350,000
Net cash used in financing activities	(204,849)	(238,075)
Net change in cash and cash equivalents	1,808	(22,382)
Cash and cash equivalents at beginning of year	9,064	31,446
Cash and cash equivalents at end of year	$10,872	$9,064

BRINKER INTERNATIONAL, INC.
Restaurant Summary

	Fiscal 2018			Fiscal 2019
	Total Restaurants	Fourth Quarter Openings	YTD Openings	Projected Openings
Company-owned restaurants:
Chili’s domestic	940	1	6	2-4
Chili’s international	5	—	—	—
Maggiano’s	52	—	1	—
Total company-owned	997	1	7	2-4
Franchise restaurants:
Chili’s domestic	311	—	5	4
Chili’s international	378	7	34	33-38
Maggiano's	—	—	—	1
Total franchise	689	7	39	38-43
Total restaurants:
Chili’s domestic	1,251	1	11	6-8
Chili’s international	383	7	34	33-38
Maggiano’s	52	—	1	1
Grand total	1,686	8	46	40-47
We relocated two company-owned restaurants in fiscal 2018. In fiscal 2019, we plan to relocate five company-owned restaurants. Relocations are not included in the above table.

FOR ADDITIONAL INFORMATION, CONTACT:
MIKA WARE
INVESTOR RELATIONS
investor.relations@brinker.com
AISHA FLETCHER
MEDIA RELATIONS
media.requests@brinker.com
(800) 775-7290
6820 LBJ FREEWAY
DALLAS, TEXAS 75240